Exhibit 5.1

Sullivan & Worcester LLP	T 617 338 2800
One Post Office Square	F 617 338 2880
Boston, MA 02109	www.sandw.com

November 22, 2006

Five Star Quality Care, Inc.
400 Centre Street
Newton, Massachusetts 02458

Re:          Five Star Quality Care, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of Five Star Quality Care, Inc., a Maryland corporation (the “Company”), proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof, you have requested our opinion set forth below.

You have provided us with a copy of the Registration Statement, which relates to the registration for resale by certain selling securityholders (the “Selling Securityholders”) of up to (i) $126,500,000 aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due 2026 (the “Notes”) which are guaranteed (the “Subsidiary Guarantees”) by certain wholly owned domestic subsidiaries of the Company (the “Subsidiary Guarantors” and, together with the Company, the “Issuers”); and (ii) up to 12,234,042 shares of the Company’s common stock, $.01 par value per share, issuable upon conversion of the Notes, in each case which may be offered from time to time by the Selling Securityholders.  The Notes were issued pursuant to an Indenture, dated as of October 18, 2006 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion, we have examined and relied upon copies of (i) the Registration Statement, (ii) the prospectus contained therein (the “Prospectus”), (iii) the Indenture, (iv) resolutions adopted by the Board of Directors of the Company on October 10, 2006 and by the Board of Directors of each of the Subsidiary Guarantors on October 12, 2006 relating to the Notes and (v) originals or copies, identified to our satisfaction, of such records, agreements and instruments of the Issuers, certificates of public officials and of officers of the Issuers and such other documents and records, and such matters of law, as we have deemed necessary as a basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not independently verified.

We have also assumed in connection with the opinion expressed below that: (i) the Company is a corporation duly formed and existing under and by virtue of the laws of the State of Maryland and in good standing with the State Department of Assessments and Taxation of

Maryland, (ii) each Subsidiary Guarantor is a Maryland business trust duly formed and existing under and by virtue of the laws of the State of Maryland and in good standing with the State Department of Assessments and Taxation of Maryland, (iii) each Issuer has the requisite organizational and legal power and authority to issue and offer the Notes and the Subsidiary Guarantees and enter into and perform its obligations under the Indenture, and the issuance of the Notes and the Subsidiary Guarantees to be issued from time to time and the terms and conditions thereof and of the Indenture, and the execution and delivery of the Indenture by each Issuer is duly authorized and approved on behalf of each applicable Issuer (such approvals referred to herein as the “Proceedings”), (iv) the Proceedings, the issuance of the Notes and the Subsidiary Guarantees and the terms and conditions of the Indenture will be (A) in accordance with all applicable laws and the charter and bylaws of each applicable Issuer, and (B) not in conflict with any contractual or other restrictions which are binding on any such Issuer, (v) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by, and has the requisite organizational and legal power and authority to perform its obligations under the Indenture, (vi) that the Trustee is in compliance generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations and (vii) the Indenture is the valid and binding obligation of the parties thereto, other than the Issuers, enforceable against them in accordance with its terms.

We express no opinion herein as to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts and the State of New York and the federal laws of the United States of America, and we express no opinion as to state securities or blue sky laws.  Insofar as this opinion involves matters of Maryland law we have, with your permission, relied solely on the opinion of Venable LLP dated November 22, 2006, a copy of which we understand you are filing herewith as Exhibit 5.2 to the Registration Statement, and our opinion is subject to the exceptions, qualifications and limitations therein expressed.

Our opinion set forth below with respect to the validity or binding effect of any security or obligation are subject to (i) limitations arising under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including, without limitation, the discretion of any court of competent jurisdiction in granting specific performance or injunctive or other equitable relief, and (iii) an implied duty on the part of the party seeking to enforce rights or remedies to take action and make determinations on a reasonable basis and in good faith to the extent required by applicable law.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Notes and the Subsidiary Guarantees are duly authorized and validly issued and binding obligations of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors, as the case may be, in accordance with their terms.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.  This opinion is rendered solely to you in connection with the matters described above.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

SULLIVAN & WORCESTER LLP